Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of PowerFleet, Inc., pertaining to the PowerFleet, Inc. 2018 Incentive Plan, the I.D. Systems, Inc. 2015 Equity Compensation Plan, the I.D. Systems, Inc. 2009 Non-Employee Director Equity Compensation Plan and the I.D. Systems, Inc. 2007 Equity Compensation Plan, of our reports, each dated April 1, 2019, with respect to the consolidated financial statements for the three years ended December 31, 2018 and the effectiveness of internal control over financial reporting as of December 31, 2018 of Pointer Telocation Ltd., which appear in Pointer Telocation Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2018.

/s/ Kost, Forer, Gabbay & Kasierer

Kost, Forer, Gabbay & Kasierer

A Member of Ernst & Young Global

Tel-Aviv, Israel

October 3, 2019